Exhibit 99.1

        South Carolina Bank and Trust to Open Charleston Office with Two
                              Local Banking Leaders

     COLUMBIA, S.C.--(BUSINESS WIRE)--Feb. 2, 2006--South Carolina Bank and Trust (NASDAQ:SCBT) announced today that Bill Medich and Chris Claussen will lead SCBT's entry into the Charleston market.
     Formerly Charleston area executive with Carolina First, Medich will join SCBT as area executive and senior vice president. His responsibilities will include managing the commercial lending needs of the area and growing SCBT's Charleston market presence. With 17 years of experience in banking, Medich earned a BS in finance and economics from the University of South Carolina and is a graduate of the LSU Graduate School of Banking.
     "I am excited to be a part of building a team of individuals that can provide the highest level of service possible to our clients and to make Charleston an integral part of SCBT's success as a statewide bank," said Medich.
     Claussen, formerly commercial real estate lending manager with Carolina First, will join SCBT as senior vice president and will be responsible for building SCBT's commercial real estate loan portfolio in the Charleston area. A native of Charleston, Claussen earned a BS in Economics from the College of Charleston and has served the banking needs of the Charleston market for over 25 years.
     "As a native Charlestonian, I look forward to making SCBT the most successful bank in the Charleston market. It is important to me to be able to provide exceptional service to my clients and I am confident that SCBT is committed to helping achieve this goal," said Claussen.
     "We are excited about our entry into the Charleston market and are very proud to have such talented local bankers lead our efforts. Their expertise and knowledge of the local market will be invaluable as we develop our Charleston expansion plans," said Robert R. Hill, Jr., president and chief executive officer, SCBT.
     SCBT's new loan production office, located at 304 Meeting Street, will currently handle the business lending needs of the greater Charleston area.
     SCBT plans to open its second Charleston location on Daniel Island in April of 2006. The new facility will open as a loan production office and Cassandra Padgett will initially be serving the mortgage lending needs in this area.
     "As one of the fastest growing markets in the Southeast, Charleston is an important part of South Carolina. Charleston is the only remaining coastal county necessary to round out our statewide franchise. We are excited to be a part of this dynamic community and to have such talented local individuals lead the team," said Hill.
     Founded in 1934, South Carolina Bank and Trust, N.A. currently operates 32 locations across the state including offices in Summerville and Moncks Corner.
     South Carolina Bank and Trust, N.A. is the lead banking subsidiary of SCBT Financial Corporation, the 4th largest banking company domiciled in South Carolina. SCBT Financial Corporation is a multi-bank holding company whose principal subsidiaries are South Carolina Bank and Trust, N.A., South Carolina Bank and Trust of the Piedmont, N.A., and SunBank, N.A. The Mortgage Banc, Inc. is a wholly owned subsidiary of South Carolina Bank and Trust, N.A. Through these subsidiaries, SCBT Financial Corporation has assets exceeding $1.9 billion, operates 41 financial centers in 15 South Carolina counties, and has served South Carolinians for over 70 years. The Company offers a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans. SCBT Financial Corporation's common stock is traded on the NASDAQ Stock Market under the symbol "SCBT." More information is available at www.SCBandT.com.

MULTIMEDIA AVAILABLE:
http://www.businesswire.com/cgi-bin/mmg.cgi?eid=5071379


    CONTACT: South Carolina Bank and Trust
             Donna Pullen, 803-765-4558 or 803-608-5860 (cell)


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                            Question and Answer Sheet
                 Meeting Street LPO, Charleston, South Carolina
                                February 2, 2006


Q. Do you anticipate adding any additional staff at the Meeting Street location?

A. Yes, we expect to add some administrative support staffing as well as some additional bankers.


Q.   Why did you choose to enter the Charleston market?

A. We want to have banking offices in all of South Carolina's major markets. This helps round out our statewide franchise. Charleston County was the only South Carolina coastal county where we did not currently have any offices. Clearly, the Charleston market is one of the largest deposit and loan markets in the state. Both its population and income growth are projected to exceed the national and southeastern average growth levels.


Q. Do you anticipate opening additional offices in Charleston in the near future?

A. Yes, we anticipate opening a new Daniel Island office in April of this year.


Q.   What are your future plans for growth in the Charleston market?

A. We will continue to look for opportunities to expand our presence in this fast growing strategic market. At this time, we have no set number of offices in mind, but will add additional branches as needed to service the needs of the community.


Q. Have you identified additional locations/areas for future growth in South Carolina?

A. We want to have banking centers in the major markets and elsewhere in South Carolina. Our aim is to be South Carolina's premier community bank. We are currently in most of the South Carolina markets, and will continue to add financial centers in these and other select markets over time.


Q. When do you anticipate additional locations opening in the Charleston market?

A. Other than the Daniel Island location, there is no pre-determined timetable. As we attract additional employees and customers, we will need to expand to fully serve this market.


Q.   Is the Meeting Street location a full-service bank branch?

A. At this time, it is a loan production office. Initially, we expect to offer courier pick-up service for certain business deposits. We do currently have full-service bank branches nearby in Summerville, Moncks Corner, and St. George.

Q. How can South Carolina Bank and Trust differentiate itself in this market compared to other banks that have recently entered the Charleston market?

A. Our bank is substantially larger than most of the other banks that have recently entered this market and the client base in Charleston is accustomed to bigger banks. The size of a bank is key to a real estate market like Charleston and our bank has the ability to make varied real estate loans both on the balance sheet and loans intended for resale in secondary market. This lending capacity is vital to a market like Charleston. South Carolina Bank and Trust offers a more robust array of products and services than most community banks.


Q.   What is South Carolina Bank and Trust's legal lending limit?

A.   Approximately $21 million.


Q. Does South Carolina Bank and Trust support civic activities in the local markets?

A. Absolutely. We are a community bank and we believe in community involvement.